                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                           Ameritrade Holding Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                AMERITRADE LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 21, 2001

     The Annual Meeting of Stockholders of Ameritrade Holding Corporation (the "Company") will be held at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska on Wednesday, February 21, 2001, at 9 a.m., Central Standard Time, for the following purposes:

          1) To elect Directors

          2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending September 28, 2001

          3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof

     Enclosed herewith is a Proxy Statement setting forth information with respect to the election of the four Directors who will be elected by the holders of the Company's Class A Common Stock ("Class A Stockholders") and the ratification of the appointment of the Company's independent auditors.

     Only stockholders holding shares of Common Stock of record at the close of business on December 29, 2000 will be entitled to notice of and to vote at the meeting.

     Class A Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it promptly in the envelope enclosed for that purpose. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card, unless you request one, and we encourage you to vote online. If you did not elect to receive the materials through the Internet, you may still vote your shares electronically by following the procedures described in the Company's Proxy Statement. Any person giving a proxy has the power to revoke it at any time, and Class A Stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          /s/ Todd M. Ricketts

                                          Todd M. Ricketts, Secretary
Omaha, Nebraska
January 15, 2001

                         AMERITRADE HOLDING CORPORATION
                            4211 SOUTH 102ND STREET
                                OMAHA, NE 68127
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                  COMMON STOCK

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Ameritrade Holding Corporation (the "Company") to be held on February 21, 2001 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are at 4211 South 102nd Street, Omaha, Nebraska, 68127. This Proxy Statement and the proxy cards are first being mailed to stockholders on or about January 15, 2001.

     The Company has two classes of Common Stock, the Class A Common Stock (the "Class A Stock") and the Class B Common Stock (the "Class B Stock" and, together with the Class A Stock, the "Common Stock"). The accompanying proxy is solicited from the holders of the Class A Stock (the "Class A Stockholders") on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of termination given to the Secretary of the Company or by filing with him a later-dated proxy. Furthermore, the Class A Stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company's Class A Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. In addition, the Directors believe shares of the Common Stock held by executive officers and Directors of the Company will be voted "FOR" each such proposal. Such shares represent approximately 36 percent of the Class A Stock and all of the Class B Stock, which will constitute approximately 37 percent of the total shares outstanding as of December 29, 2000. Shares of Class A Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

                     VOTING ELECTRONCIALLY VIA THE INTERNET

     Holders of Class A Stock may vote via the Internet at the website until 11:59 p.m. February 20, 2001. The Internet voting procedures are designed to authenticate the stockholders' identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If you would like to receive future stockholder materials electronically, please enroll after you complete your voting process at www.ProxyVote.com.

     Please refer to the proxy card enclosed herewith or to the e-mail announcement that you may have received for voting instructions. If you choose not to vote over the Internet, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided herewith.

     If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, you should notify the Secretary of the Company of this request.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

     The Company has two authorized classes of Common Stock which are designated Class A Common Stock and Class B Common Stock. The two classes of Common Stock are identical in all respects except that the holders of the Class B Stock (the "Class B Stockholders") are entitled to elect a majority of the Board of

Directors. Otherwise, each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of Directors. The holders of Class B Stock may convert their shares into an equal number of shares of Class A Stock, but holders of Class A Stock may not convert their shares into Class B Stock.

     Only holders of Common Stock of record at the close of business on December 29, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were 160,336,602 shares of Class A Stock issued and outstanding and 16,372,800 shares of Class B Stock issued and outstanding.

     The following table sets forth, as of January 5, 2001, the beneficial ownership of each class of the Company's Common Stock by Directors and the nominees for director, by each of the executive officers named in the Summary Compensation Table, by each person believed by the Company to beneficially own more than 5 percent of the Company's Common Stock and by all present executive officers and Directors of the Company as a group:

                                                      NUMBER OF    PERCENT OF   NUMBER OF    PERCENT OF
                                                      SHARES OF    SHARES OF    SHARES OF     SHARES OF
                                                       CLASS A      CLASS A      CLASS B       CLASS B
                        NAME                            STOCK        STOCK        STOCK         STOCK
                        ----                          ---------    ----------   ---------    ----------
          DIRECTORS AND EXECUTIVE OFFICERS
J. Joe Ricketts(1), Chairman, Chief Executive
  Officer, Founder and Director.....................  47,113,719      29.4%     8,186,112       50.0%
Thomas K. Lewis(2), Former Chief Executive
  Officer...........................................      67,000         *              0          0
Vincent Passione, Chief Executive Officer, OnMoney
  Financial Services Corporation....................           0         0              0          0
Jack R. McDonnell(3), President, Ameritrade
  (Inc.)............................................      94,500         *              0          0
James M. Ditmore(4), Chief Information Officer......      49,576         *              0          0
Kurt D. Halvorson(5), President, Advanced Clearing,
  Inc...............................................     288,282         *              0          0
John R. MacDonald(6), Vice President and Chief
  Financial Officer.................................      11,352         *              0          0
J. Peter Ricketts(7), Senior Vice President,
  Strategy and Business Development and Vice
  Chairman..........................................   8,907,820       5.6%             0          0
Gene L. Finn(8), Director...........................      72,715         *              0          0
David W. Garrison(9), Director......................      42,908         *              0          0
Thomas Y. Hartley(10), Director.....................      33,651         *              0          0
Charles L. Marinaccio(11), Director.................      72,715         *              0          0
Mark L. Mitchell(12), Director......................     152,270         *              0          0
Robert T. Slezak(13), Director......................      95,907         *              0          0
John W. Ward(14), Director..........................      56,630         *              0          0
All Directors and Executive Officers as a group (16
  in group).........................................  57,076,033      35.6%     8,186,112       50.0%
                 OTHER STOCKHOLDERS
Marlene M. Ricketts(15).............................  32,127,646      20.0%     8,186,688       50.0%
Ricketts Grandchildren Trust(16)....................  19,008,000      11.8%             0          0

---------------

  *  Less than 1 percent of the issued and outstanding shares of the class.

 (1) Shares of Class A Stock beneficially owned by Mr. Ricketts consist of 34,438,600 shares held by Mr. Ricketts individually, 4,500,000 shares held jointly with Marlene M. Ricketts, his spouse, 2,259,467 shares owned by Mr. Ricketts but pledged as collateral, 332,352 shares held in the J. Ricketts IRA, 4,618,225 shares in Mr. Ricketts' 401(k) account and 965,075 shares issuable upon the exercise of options exercisable within sixty days. Shares of Class B Stock beneficially owned by Mr. Ricketts consist of 8,186,112 shares held by the Marlene M. Ricketts 1994 Dynasty Trust, over which Mr. Ricketts has sole voting and dispositive power. If all shares of Class B Stock beneficially owned by Mr. Ricketts were converted into Class A Stock, Mr. Ricketts would beneficially own 55,299,831 shares of Class A Stock which would represent approximately 31 percent of the total shares of Class A Stock that would be issued and outstanding after such conversion.

 (2) Consists of shares held jointly with Wendy L. Lewis, his spouse. Mr. Lewis resigned his position with the Company on August 7, 2000. Mr. Lewis served as Co-Chief Executive Officer from March 2, 1999 to May 23, 2000 and as Chief Executive Officer from May 23, 2000 to August 7, 2000.

 (3) Consists of 77,500 shares of Class A Stock issuable upon the exercise of options that are exercisable within sixty days and 17,000 shares held jointly with Terri J. McDonnell, his spouse.

 (4) Includes 36,800 shares of Class A Stock issuable upon the exercise of options that are exercisable within sixty days, 7,000 shares held in the James M. Ditmore IRA, 2,591 stock units held for the benefit of Mr. Ditmore in a deferred compensation account under the Ameritrade Holding Corporation Executive Deferred Compensation Program, and 185 shares held in Mr. Ditmore's 401(k) account.

 (5) Consists of 257,332 shares held in Mr. Halvorson's 401(k) account and 30,950 shares of Class A Stock issuable upon the exercise of options exercisable within sixty days.

 (6) Consists of 11,352 stock units held for the benefit of Mr. MacDonald in a deferred compensation account under the Ameritrade Holding Corporation Executive Deferred Compensation Program.

 (7) Consists of 1,066,668 shares held by Mr. Ricketts individually, 74,568 shares held jointly with Susanne Shore, his spouse, 62,367 shares in Mr. Ricketts' 401(k) account, 11,275 shares of Class A Stock issuable upon the exercise of options exercisable within sixty days, 1,435,686 shares in the Marlene Ricketts Trust for the benefit of J. Peter Ricketts over which Mr. Ricketts has sole voting and dispositive power, and 6,257,256 shares in the Marlene Ricketts Annuity Trust 1999 #1, Marlene Ricketts Annuity Trust 1999 #2 and Marlene Ricketts Annuity Trust 2000 #1 over which Mr. Ricketts has shared voting and dispositive power.

 (8) Includes 30,534 shares of Class A Stock issuable upon the exercise of options exercisable within sixty days.

 (9) Consists of 20,934 shares of Class A Stock issuable upon the exercise of options exercisable within sixty days, 13,628 shares held in the David W. and Nancy J. Garrison Trust and 8,346 shares held in a deferred compensation account for Mr. Garrison.

(10) Consists of 23,034 shares of Class A Stock issuable upon the exercise of options exercisable within sixty days and 10,617 shares held in a deferred compensation account for Mr. Hartley.

(11) Consists of 8,581 shares held in the Charles L. Marinaccio Living Trust and 64,134 shares of Class A Stock issuable upon the exercise of options exercisable within sixty days.

(12) Includes 16,134 shares of Class A Stock issuable upon the exercise of options exercisable within sixty days and 13,712 shares in the Mark L. Mitchell IRA.

(13) Represents shares of Class A Stock held by Robert T. Slezak and Jane G. Slezak, as trustees of the Robert T. Slezak and Jane G. Slezak Revocable Trust.

(14) Includes 23,494 shares of Class A Stock issuable upon the exercise of options exercisable within sixty days.

(15) Shares of Class A Stock beneficially owned by Mrs. Ricketts consist of 27,295,294 shares held by Mrs. Ricketts individually, 4,500,000 shares held jointly with J. Joe Ricketts, her spouse and 332,352 shares held in the M. Ricketts IRA. Shares of Class B Stock beneficially owned by Mrs. Ricketts consist of 8,186,688 shares held by the J. Joe Ricketts 1994 Dynasty Trust, over which Mrs. Ricketts has sole voting and dispositive power. If all shares of Class B Stock beneficially owned by Mrs. Ricketts were converted into Class A Stock, Mrs. Ricketts would beneficially own 40,314,334 shares of Class A Stock which would represent approximately 23 percent of the total shares of Class A Stock that would be issued and outstanding after such conversion. Mrs. Ricketts' mailing address is c/o Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska, 68127.

(16) The trustee of the Ricketts Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska, 68102.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The full Board of Directors consists of nine Directors, five of whom will be elected by the Class B Stockholders and four of whom will be elected by the Class A Stockholders. Accordingly, the Board has nominated J. Joe Ricketts, Robert T. Slezak, J. Peter Ricketts, Gene L. Finn and John W. Ward to be elected by the Class B Stockholders and has nominated David W. Garrison, Thomas Y. Hartley, Charles L. Marinaccio and Mark L. Mitchell to be elected by the Class A Stockholders. All nominees have been nominated to serve for a term of one year.

     This Proxy Statement relates only to the solicitation of proxies from the Class A Stockholders with respect to the election of four Directors to be elected by them (the "Class A Directors") and the other matters described herein. The Board of Directors knows of no reason why any of Messrs. Garrison, Hartley, Marinaccio and Mitchell might be unavailable to serve as the Class A Directors, and each has expressed an intention to serve, if elected. If any of Messrs. Garrison, Hartley, Marinaccio and Mitchell are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class A Director and any other person pursuant to which any of such nominees was selected.

     The election of a Class A Director requires the affirmative vote of a plurality of the shares of Class A Stock present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker non-votes with respect to the election of Directors will have no impact on the election of Directors. Proxies submitted pursuant to this solicitation will be voted for the election of each of Messrs. Garrison, Hartley, Marinaccio and Mitchell as Class A Directors, unless specified otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE "FOR" THE ELECTION OF DAVID W. GARRISON, THOMAS Y. HARTLEY, CHARLES L. MARINACCIO AND MARK
L. MITCHELL AS CLASS A DIRECTORS.

     The table below sets forth certain information regarding the Directors of the Company.

NOMINEES TO BE ELECTED BY CLASS A STOCKHOLDERS

                                                                                   DIRECTOR    TERM TO
               NAME                   AGE           PRINCIPAL OCCUPATION            SINCE      EXPIRE
               ----                   ---           --------------------           --------    -------
David W. Garrison.................    45     Chairman and Chief Executive            1997       2001
                                             Officer, Verestar, Inc.
Thomas Y. Hartley.................    67     Chairman, Southwest Gas                 1996       2001
                                             Corporation
Charles L. Marinaccio.............    67     Independent Consultant, Director,       1997       2001
                                             Securities Investor Protection
                                             Corporation
Mark L. Mitchell..................    40     Associate Professor of Business         1996       2001
                                             Administration (Finance), Harvard
                                             University

     David W. Garrison has served as a Director of the Company since December 1997. Mr. Garrison is Chairman and Chief Executive Officer of Verestar, Inc., a subsidiary of American Tower Co. (NYSE), where he also serves as a Director. Mr. Garrison served as Chief Executive Officer, President and Chairman of the Board of Directors of NETCOM On-Line Communications Services, Inc., an Internet service provider, from 1995 to 1998. Prior to joining NETCOM, Mr. Garrison served as President of SkyTel, a division of Mobil Telecommunications Technologies, Inc., from 1990 to 1994. He holds a B.S. in accounting from Syracuse University and an M.B.A. from Harvard University.

     Thomas Y. Hartley has served as a Director of the Company since December 1996. Mr. Hartley has served as a member of the Board of Directors of Southwest Gas Corporation since 1991, and as its Chairman since 1998. He has been President and Chief Operating Officer of Colbert Golf Design and Development and has acted as Senior PGA tour agent for professional golfer Jim Colbert since 1991. Mr. Hartley was a partner in Deloitte & Touche, a big five public accounting firm, from 1973 to 1988, and served in other positions with Deloitte & Touche from 1959 to 1973. Mr. Hartley was an officer in the United States Air Force from 1955 to 1958. Mr. Hartley was a Director of Rio Hotel and Casino, Inc. from 1990 to 1998, and has served as a director of Sierra Health Services since 1992. Mr. Hartley served as Chairman of the University of Nevada at Las Vegas Foundation from 1994 to 1996. Mr. Hartley is a Certified Public Accountant. Mr. Hartley has a B.S. in commerce from Ohio University and completed the Advanced Management Program at Harvard University.

     Charles L. Marinaccio has served as a Director of the Company since January 1997 and as Chairman of the Board's Audit Committee since May 2000. Mr. Marinaccio has served on the Board of Directors for the Securities Investor Protection Corporation since 1995. From 1985 through 1994, he was a partner with the law firm of Kelley, Drye & Warren. He served as Commissioner of the Securities Exchange Commission ("SEC") from 1984 to 1985. Mr. Marinaccio was General Counsel to the U.S. Senate Committee on Banking, Housing and Urban Affairs from 1975 to 1984, and previously served as an adviser and senior attorney with the regulatory and legal divisions of the Federal Reserve Board. He holds a J.D. from the George Washington University and received his B.A. from the University of Connecticut.

     Mark L. Mitchell has served as a Director of the Company since December 1996 and served as a member of the Company's Board of Advisors in 1993. Mr. Mitchell has been an Associate Professor of Business Administration at Harvard University since July 1999. Mr. Mitchell was an Associate Professor of Finance at the University of Chicago from 1994 to 1999 and was an Assistant Professor of Finance from 1990 to 1993. Mr. Mitchell was a Visiting Associate Professor of Business Administration at Harvard University for the 1997-1998 academic year. Mr. Mitchell was a Senior Financial Economist for the SEC from 1987 to 1990. Mr. Mitchell was a member of the Economic Advisory Board of the National Association of Securities Dealers ("NASD") from 1995 to 1998. Mr. Mitchell received his Ph.D. in applied economics from Clemson University.

NOMINEES TO BE ELECTED BY CLASS B STOCKHOLDERS

                                                                                   DIRECTOR    TERM TO
               NAME                   AGE           PRINCIPAL OCCUPATION            SINCE      EXPIRE
               ----                   ---           --------------------           --------    -------
J. Joe Ricketts...................    59     Founder, Chairman and Chief             1981       2001
                                             Executive Officer of the Company
Robert T. Slezak..................    43     Independent Consultant                  1996       2001
J. Peter Ricketts.................    36     Vice President, Strategy and            1999       2001
                                             Business Development of the
                                             Company and Vice Chairman of the
                                             board
Gene L. Finn......................    68     Independent Consultant and              1996       2001
                                             Director, Knight Trading Group,
                                             Inc.
John W. Ward......................    57     Chairman, Transition                    1997       2001
                                             International, Inc.

     J. Joe Ricketts is currently a Director, Chairman and Chief Executive Officer of the Company. He has held each of these positions since 1981, except for the period from March 1999 to May 2000, during which he was Co-Chief Executive Officer, and the period from May 2000 to August 2000, during which he did not hold the position of Chief Executive Officer. In 1975 Mr. Ricketts became associated with the Company and served as a Director and officer. By 1981, Mr. Ricketts acquired majority control of the Company. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with

Ricketts & Co. and a branch manager with The Dun & Bradstreet Corporation, a financial information firm. Mr. Ricketts is a Director of Securities Industry Association (SIA), Knight Trading Group, Inc. and Net.B@nk, Inc. Mr. Ricketts served as a member of the District Committee for District 4 of the NASD from 1996 to 1999. Mr. Ricketts is a member of the Board of Trustees for Father Flanagan's Girls and Boys Town and serves on the Board of Directors of the American Enterprise Institute and Creighton University. Mr. Ricketts received his B.A. in economics from Creighton University.

     Robert T. Slezak served as Vice President, Chief Financial Officer and Treasurer of the Company from January 1989 to November 1999 and has served as a Director since October 1996. He is currently an independent consultant. Mr. Slezak joined the Company in March 1987 and served as Operations Manager at AmeriTrade Clearing, Inc., until January 1989. Prior to that time, Mr. Slezak was a Senior Financial Analyst for Peter Kiewit Sons' Inc., an international construction and mining company, from August 1985 to March 1987. From January 1980 to August 1985, Mr. Slezak was on the audit staff of Deloitte & Touche, a big five accounting firm. Mr. Slezak served as a member of the District Committee for District 4 of the NASD from 1990 to 1992, and as a member of its Nominating Committee from 1993 to 1994. Mr. Slezak is a Certified Public Accountant. Mr. Slezak holds a B.S. in business from the University of Nebraska at Omaha and an M.B.A. from Creighton University.

     J. Peter Ricketts has served as Senior Vice President, Strategy and Business Development for the Company since July 2000. Prior to this position he was Senior Vice President of Marketing and Sales for Ameritrade (Inc.) from August 1999 to April 2000 and Senior Vice President of Product Development from April 2000 to July 2000. He has served as a director since October 1999. Mr. Ricketts was the Secretary of the Company from November 1996 to October 1999. Mr. Ricketts was the General Manager of Accutrade, Inc., from October 1997 to August 1999. From August 1996 to October 1997, Mr. Ricketts served as Director of Corporate Development for the Company. From April 1995 to August 1996, Mr. Ricketts served as Project Director for Accutrade. From January 1995 to March 1995, Mr. Ricketts served as Vice President of Ceres Securities, Inc., a predecessor to Ameritrade (Inc.), and from May 1994 to January 1995 as President of Ceres. Mr. Ricketts was a customer service representative for Accutrade from December 1993 to May 1994. Mr. Ricketts worked as Manager, Business Development, for Woodward Clyde Consultants, an environmental consulting firm, from October 1992 to September 1993. Mr. Ricketts holds a B.A. in biology and an M.B.A. from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts.

     Gene L. Finn has served as a Director of the Company since December 1996. Mr. Finn was Vice President and Chief Economist of the NASD from 1983 to 1995. Mr. Finn was Chief Economist and Senior Adviser for the SEC from 1969 through 1982. In such capacities, Mr. Finn provided policy advice on stock market and investment company regulation and oversight. Mr. Finn is an independent consultant and is an outside director on the Board of Directors of Knight Trading Group, Inc. Mr. Finn holds a Ph.D. in economics from the University of Wisconsin.

     John W. Ward has served as a Director of the Company and as Chairman of the Board's Compensation Committee since January 1997. Mr. Ward has been an independent consultant since 1991 and Chairman of Transition International, Inc., management consultants in financial services and international corporate strategy since its formation in 1994. Mr. Ward was Chief Executive Officer of Midland Montagu US Group, New York, a British bank, from 1987 to 1990. Mr. Ward was a Managing Director, President and Chairman of the International Banking Group of Merrill, Lynch & Co. Incorporated from 1981 to 1987. Prior to that time, he was a Vice President of the Merchant Banking Group of Citibank, N.A. Mr. Ward holds a master's degree in chemistry from Oxford University and a business degree from the Manchester Business School in the United Kingdom.

     Information regarding other executive officers of the Company is found in the Company's report on Form 10-K for the year ended September 29, 2000, which is available upon request.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its Committees. During the fiscal year ended September 29,

2000, the Board of Directors held 6 meetings and took action by written consent one time. During fiscal year 2000, each Director attended at least 75 percent of the meetings of the Board of Directors and at least 75 percent of the meetings of the Committees of the Board of Directors on which he served.

     The Board of Directors has established two Committees: Audit and Compensation.

     AUDIT COMMITTEE. The functions performed by the Audit Committee are described in the Audit Committee Charter attached to this Proxy Statement as Appendix A and include (i) overseeing the Company's internal accounting and operational controls as well as its financial and regulatory reporting, (ii) selecting the Company's independent auditors and vice president of corporate audit, and assessing their performance on an ongoing basis, (iii) reviewing the Company's financial statements and audit findings, and taking any action considered appropriate by the Audit Committee and the Board of Directors, (iv) performing other oversight functions as requested by the full Board of Directors, and (v) reporting activities performed to the full Board of Directors. The Audit Committee Charter was adopted at the February 22, 2000 Audit Committee meeting and the February 23, 2000 Board of Directors meeting. The Audit Committee is composed of Directors Finn, Hartley, Marinaccio and Slezak. The Audit Committee met six times during fiscal year 2000.

     All Audit Committee members are "independent" as defined in the applicable listing standards of the NASD, except Mr. Slezak, who serves as a non-independent director of the Audit Committee. Mr. Slezak formerly served as the Chief Financial Officer of the Company and officially retired as Chief Financial Officer effective November 15, 1999. Mr. Slezak was elected to serve as a member of the Board of Directors at the Annual Stockholders' meeting on February 23, 2000 and was subsequently appointed to serve on the Audit Committee at the February 23, 2000 Board of Directors meeting. The Board of Directors determined that the addition of Mr. Slezak to the Audit Committee is an appropriate and acceptable appointment because of his extensive industry and financial expertise and background and is required by the best interests of the Company and its stockholders. The Board of Directors determined that Mr. Slezak's appointment to the Audit Committee complies with the conditions stipulated in the NASD independence rules that allow "one non-independent director" to serve on the Audit Committee of the Board of Directors under exceptional and limited circumstances.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and approves broad compensation philosophy and policy and changes in executive salary levels, bonus payments and stock option awards pursuant to the Company's management incentive plans as outlined below. The Compensation Committee consists of Directors Garrison, Mitchell and Ward. The Compensation Committee met 8 times during fiscal year 2000.

     The Company does not have a standing Nominating Committee. Nominations of both Class A Directors and Class B Directors are made by the entire Board of Directors.

COMPENSATION OF DIRECTORS

     The Company maintains the Ameritrade Holding Corporation Directors Incentive Plan (the "Directors Plan") pursuant to which non-employee Directors are granted various equity awards and may make certain elections with respect to the payment of their retainers and fees. Specifically, the Directors Plan provides that, upon a non-employee director's election to the Board for his first term, the director will receive (a) a stock option to purchase such number of shares of the Company's Class A Stock as determined by the Chairman of the Board and approved by the Board and (b) an award of Restricted Stock, the fair market value of which is equal to $20,000 or such other amount determined by the Board from time to time. Non-employee Directors may also be awarded stock options other than upon their initial election to the Board as determined from time to time by the Board. Awards made pursuant to the Directors Plan will generally vest in substantially equal annual installments over a period of three years, beginning with the first anniversary of the grant date. The exercise price of options granted under the Directors Plan may not be less than the fair market value of a share of the Company's Class A Stock on the date of the grant of the option.

     Employee Directors do not receive compensation for services provided as a director. Non-employee Directors receive an annual retainer payable in advance. For fiscal year 2000, the annual retainer was $12,000. For fiscal 2001, this retainer has been increased to $25,000. Fifty percent of the annual retainer is paid in shares of Class A Stock of the Company while the remaining fifty percent is payable in cash or Class A Stock at the option of the director. Non-employee Directors receive payment of $1,500 for quarterly meetings and $1,000 for Committee meetings, all payable quarterly in advance in the form of cash or Class A Stock at the election of the director. The foregoing elections and payments are made pursuant to the Directors Plan.

     Pursuant to the Directors Plan, non-employee Directors may elect to defer receipt of all or a portion of the retainer, meeting and Committee fees otherwise payable to the non-employee director, including those amounts that would otherwise be payable to the non-employee director in the form of Class A Stock. Amounts deferred pursuant to a non-employee director's election are credited to a bookkeeping account which consists of a "Cash Subaccount" reflecting amounts that would otherwise have been payable to the non-employee director in cash and a "Stock Subaccount" reflecting amounts that would otherwise have been payable to the non-employee director in Class A Stock. As of the first day of each calendar quarter, the Cash Subaccount is adjusted to reflect contributions and distributions during the preceding calendar quarter and is credited with interest computed at the prime rate as reported by the Wall Street Journal for that date (or, if that day is not a business day, the next preceding business day). The Stock Subaccount is credited with "stock units" as of each day that a deferred amount would otherwise have been payable to the non-employee director in Class A Stock, is charged with stock units as of each day on which amounts are distributed from the Stock Subaccount and is credited with stock units as of each record date to reflect dividends paid on the Company's Class A Stock. For purposes of the adjustments to the Stock Subaccount, one stock unit corresponds to one share of the Company's Class A Stock.

     Deferred amounts are payable to non-employee Directors as of a distribution date elected by the non-employee director at the time of the deferral. Distributions of deferred amounts can be made in ten annual installments commencing on the distribution date elected. A non-employee director may also elect to have payments in a lump sum or in any number of annual payments not exceeding ten. If a non-employee director dies prior to the full payment of his deferral account, the balance will be paid to a beneficiary designated by the non-employee director.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth a three year history of the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries to each person serving as Chief Executive Officer at any time during the fiscal year ended September 29, 2000 and to each of the other four highest paid executive officers of the Company (collectively, the "Named Executive Officers") for the fiscal year ended September 29, 2000. For informational purposes only, the Company also has included in the table compensation information with respect to the Company's current Chief Financial Officer, John R. MacDonald, who joined the Company in March 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                    ANNUAL COMPENSATION                  COMPENSATION
                                       ----------------------------------------------    ------------
                                                                                          SECURITIES
                                                                                          UNDERLYING      ALL OTHER
                                                                     OTHER ANNUAL          OPTIONS/      COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR    SALARY ($)    BONUS ($)    COMPENSATION (1)($)      SARS (#)          ($)
---------------------------    ----    ----------    ---------    -------------------     ----------     ------------
J. Joe Ricketts..........      2000     540,003       606,801            30,000            298,700              --
Chairman, Chief Executive      1999     435,000        54,375            12,580                 --              --
Officer and Founder            1998     435,000            --            12,730            890,400              --
Thomas K. Lewis (2)......      2000     367,933        64,969            16,137            149,400         863,558
Chief Executive Officer        1999     227,565       133,281                --            173,400              --
Vincent Passione (3).....      2000     300,000       425,000                --                 --              --
Chief Executive Officer,       1999      50,000       125,000                --             75,000              --
OnMoney Financial
Services Corp.
Jack R. McDonnell (4)....      2000     307,506       261,380                --            128,400              --
President, Ameritrade          1999     153,462        92,077                --            136,200              --
(Inc.)
James M. Ditmore (5).....      2000     247,131       140,000            40,000            117,200              --
Chief Information Officer      1999     134,550        72,276                --             60,000              --
Kurt D. Halvorson........      2000     226,128       201,000            30,000             59,800              --
President, Advanced            1999     165,375       104,482            12,580             48,000              --
Clearing, Inc.                 1998     136,250        23,473             8,061                 --              --
John R. MacDonald (6)....      2000     155,770        58,414           175,241             87,200          23,895
Vice President and Chief
Financial Officer

---------------
(1) The amounts in this column represent employer contributions to the Company's Profit Sharing Plan, except for the amounts shown for Mr. Ditmore and Mr. MacDonald. In the cases of Mr. Ditmore and Mr. MacDonald, the amounts shown were bonus payments that were deferred by the employee to a trust that holds shares of Class A Stock pursuant to the Ameritrade Holding Corporation Executive Deferred Compensation Program.
(2) Mr. Lewis was an employee of the Company from February 1999 through August 7, 2000, the date on which he resigned his position as Chief Executive Officer. Amounts shown under All Other Compensation for Mr. Lewis represent amounts payable to Mr. Lewis under a Separation and Release Agreement entered into by the Company and Mr. Lewis in connection with his resignation as Chief Executive Officer.
(3) Mr. Passione became an employee of the Company in August 1999.
(4) Mr. McDonnell became an employee of the Company in March 1999.
(5) Mr. Ditmore became an employee of the Company in March 1999.
(6) Mr. MacDonald became an employee of the Company in March 2000. Amounts shown under All Other Compensation for Mr. MacDonald represent the reimbursement of moving expenses.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted to Named Executive Officers and to Mr. MacDonald during fiscal 2000 pursuant to the Long-Term Incentive Plan. No grants of Stock Appreciation Rights were made in fiscal 2000.

                                                     INDIVIDUAL GRANTS
                                    ----------------------------------------------------    POTENTIAL REALIZABLE
                                    NUMBER OF     % OF TOTAL                                  VALUE AT ASSUMED
                                    SECURITIES     OPTIONS                                     ANNUAL RATES OF
                                    UNDERLYING    GRANTED TO                               STOCK APPRECIATION FOR
                                     OPTIONS     EMPLOYEES IN   EXERCISE OR                THE OPTION TERM(2) ($)
                                     GRANTED        FISCAL      BASE PRICE    EXPIRATION   -----------------------
               NAME                    (#)         YEAR(1)       ($/SHARE)       DATE          5%          10%
               ----                 ----------   ------------   -----------   ----------       --          ---
J. Joe Ricketts...................   298,700        13.91%         16.75        11/3/09    3,146,501    7,973,852
Thomas K. Lewis...................   149,400         6.96%         16.75        11/3/09    1,573,777    3,988,261
Vincent Passione..................        --           --             --             --           --           --
Jack R. McDonnell.................   128,400         5.98%         16.80        11/3/09    1,356,785    3,438,360
James M. Ditmore..................   117,200         5.46%         16.08        5/16/10    1,322,688    3,222,693
Kurt D. Halvorson.................    59,800         2.79%         16.75        11/3/09      629,932    1,596,372
John R. MacDonald.................    87,200         4.06%         23.19        3/27/09    1,271,593    3,222,468

---------------
(1) Based on an aggregate of 2,147,100 options granted to employees during fiscal 2000.
(2) Calculated on the assumption that the market value of the underlying stock increases at the stated values compounded annually for the ten-year term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth information with respect to the Named Executive Officers and Mr. MacDonald concerning the exercise of options during fiscal 2000 and unexercised options held as of the end of fiscal 2000.

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                NUMBER OF                    UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                 SHARES                    OPTIONS AT SEPT. 29, 2000          AT SEPT. 29, 2000(1)
                               ACQUIRED ON     VALUE      ----------------------------    ----------------------------
           NAME                 EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
           ----                -----------    --------    -----------    -------------    -----------    -------------
J. Joe Ricketts............        --           --          593,604         595,496       $9,275,063      $4,936,138
Thomas K. Lewis............        --           --           57,800         265,000       $  141,490      $  432,379
Vincent Passione...........        --           --               --          75,000       $       --      $       --
Jack R. McDonnell..........        --           --           45,400         219,200       $   18,917      $  159,521
James M. Ditmore...........        --           --           20,000         157,200       $   58,333      $  311,992
Kurt D. Halvorson..........        --           --           16,000          91,800       $       --      $   59,800
John R. MacDonald..........        --           --               --          87,200       $       --      $       --

---------------
(1) Based on the market price of $17.75 per share, which was the closing price per share of the Company's Common Stock on the Nasdaq National Market on last day of fiscal 2000, less the exercise price payable for such shares.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company currently has employment agreements with the following Named Executive Officers: J. Joe Ricketts, its Founder, Chairman and Chief Executive Officer; Jack R. McDonnell, the President of Ameritrade (Inc.); James M. Ditmore, its Chief Information Officer; and Vincent Passione, the President of OnMoney Financial Services Corporation. The Company also has an employment agreement with John R. MacDonald, its Chief Financial Officer, and had an employment agreement with Thomas K. Lewis, its former Chief Executive Officer. Mr. Lewis' employment agreement was terminated (except for certain surviving provisions) effective as of August 7, 2000 pursuant to the terms of a Separation and Release Agreement dated as of October 11, 2000.

     Mr. Ricketts' employment agreement was entered into as of December 3, 1996, and was recently renewed for a one-year period ending on December 2, 2001. Mr. Ricketts' employment agreement will terminate prior to its scheduled expiration date in the event of his death or disability. In addition, either party may terminate the employment agreement with or without cause (as defined therein). If Mr. Ricketts is discharged from employment by the Company without cause, he will receive continued payments of his base salary for a period commencing on the date of termination and ending on a date as determined in his employment agreement. Mr. Ricketts' employment agreement provides for the payment of a base salary, which is subject to annual adjustment, and incentive compensation and participation in other employee benefits under the various benefit plans and programs maintained by the Company.

     Mr. McDonnell's employment agreement was entered into as of March 24, 1999, and has a five-year term. The agreement will terminate prior to its scheduled expiration date in the event of the death of Mr. McDonnell, and the agreement may be terminated by the Company in the event of Mr. McDonnell's disability. In addition, Mr. McDonnell may terminate his employment agreement with or without good reason (as defined in the agreement), and the Company may terminate the employment agreement with or without cause (as defined in the agreement). If Mr. McDonnell is discharged from employment by the Company without cause or resigns from employment with the Company for good reason, he will receive continued payments of his base salary and incentive bonus (determined as provided in the agreement) for a period commencing on the date of termination and ending on a date as determined in his employment agreement (generally the remaining term of the agreement, but not more than three years nor less than one year). Mr. McDonnell's employment agreement provides for the payment of a base salary (which is subject to adjustment) and an incentive bonus, the grant of stock options pursuant to the Company's Long-Term Incentive Plan, and participation in other employee benefits under the various benefit plans and programs maintained by the Company. Mr. McDonnell's employment agreement contains certain covenants by him not to compete with the Company during the term of employment and for a specified period thereafter.

     Mr. Ditmore's employment agreement was entered into as of January 3, 2001 and provides for Mr. Ditmore to be an employee-at-will. Mr. Ditmore's employment agreement may be terminated by either Mr. Ditmore or the Company at any time; however, if Mr. Ditmore is terminated by the Company for any reason other than cause (as defined in the agreement) or is terminated within six months after a change of control (as defined in the agreement) of the Company other than for cause, Mr. Ditmore is entitled to receive continued payments of his base salary for a period of one year after termination. Mr. Ditmore's employment agreement provides for the payment of a base salary (which is subject to adjustment) and an incentive bonus, the grant of stock options pursuant to the Company's Long-Term Incentive Plan, and participation in other employee benefits under the various benefit plans and programs maintained by the Company. Mr. Ditmore's employment agreement contains certain covenants by the employee not to compete with the Company during the term of employment and for a specified period thereafter.

     Mr. Passione's employment agreement was entered into as of August 2, 1999 between Mr. Passione and OnMoney Financial Services Corporation, a wholly-owned subsidiary of the Company. Mr. Passione's employment agreement has a three-year term subject to automatic annual renewal thereafter for successive one-year terms unless notice of non-renewal is given by either party at least 90 days prior to any such renewal date. Mr. Passione's employment agreement may be terminated by either Mr. Passione or OnMoney at any time; however, if OnMoney terminates the agreement without cause (as defined in the agreement) or Mr. Passione terminates the agreement for good reason (as defined in the agreement), then OnMoney is required to continue to pay Mr. Passione's salary and bonus under the agreement for a one year period (a two year period in the event such termination occurs within two years after a change of control of OnMoney) after termination. Mr. Passione's employment agreement provides for the payment of a base salary (which is subject to adjustment) and an incentive bonus. Mr. Passione's employment agreement also provides for him to receive stock options under the Company's Long-Term Incentive Plan and under an OnMoney stock option plan, if one is developed. Mr. Passione's employment agreement contains certain covenants by him not to compete with OnMoney during the term of employment and for a specified period thereafter.

     Mr. MacDonald's employment agreement was entered into as of March 27, 2000 and provides for Mr. MacDonald to be an employee-at-will. Mr. MacDonald's employment agreement may be terminated by either Mr. MacDonald or the Company at any time; however, if Mr. MacDonald is terminated by the Company for any reason other than cause (as defined in the agreement) or is terminated within six months after a change of control (as defined in the agreement) of the Company other than for cause, Mr. MacDonald is entitled to receive continued payments of his base salary for a period of one year after termination. Mr. MacDonald's employment agreement provides for the payment of a base salary (which is subject to adjustment) and an incentive bonus, the grant of stock options pursuant to the Company's Long-Term Incentive Plan, and participation in other employee benefits under the various benefit plans and programs maintained by the Company. Mr. MacDonald's employment agreement contains certain covenants by the employee not to compete with the Company during the term of employment and for a specified period thereafter.

     Each of the Employment Agreements described above contains confidentiality covenants on the part of the named officers that survive termination of the agreements.

     The Company had an employment agreement with Thomas K. Lewis, the former chief executive officer of the Company, that was terminated (except for provisions relating to non-competition, confidentiality, assistance with claims and equitable remedies, each of which survived termination) in connection with his resignation from the Company. The terms of Mr. Lewis' employment agreement were generally similar to the terms of Mr. McDonnell's employment agreement (except that it contained different salary, bonus and stock option targets). In connection with his resignation, Mr. Lewis and the Company entered into a Separation and Release Agreement dated as of October 11, 2000 that provided for, among other things, the termination of his employment agreement (as described above), the payment by the Company to Mr. Lewis of a lump sum of approximately $860,000, the reimbursement by the Company of certain expenses incurred by Mr. Lewis, the continued payment by the Company of Mr. Lewis' medical insurance premiums for up to 18 months, and the release of certain claims by Mr. Lewis that he might have had against the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act") and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). During fiscal year 2000, the Compensation Committee consisted of John W. Ward (Chairman), David W. Garrison and Mark L. Mitchell. No member of the Committee during fiscal year 2000 was an employee of the Company or any of its subsidiaries. Each member qualifies as a "non-employee director" under rule 16b-3 of the Securities Exchange Act of 1934 and as an "outside director" under
Section 162(m) of the Internal Revenue Code.

     Where appropriate, the Committee reviews and considers the recommendations of management and the Company's outside executive compensation consultant before determining compensation policy or practice. In addition, the Committee utilized the services of outside compensation consultants to develop the competitive compensation information and to assist in establishing salary, incentive bonus and stock option target levels for the named executive officers for fiscal year 2000. The Company's compensation programs are designed to be aligned closely with Company performance and shareholder return and to enable the Company to attract and retain the best possible executive talent. Generally, the Company's executive compensation programs consist of a base salary program, a performance-based cash bonus program and a long-term incentive plan consisting solely of nonqualified stock options. A large part of executive compensation is at-risk and tied to individual and Company performance. A significant portion of the at-risk executive compensation takes the form of long-term stock-based incentives (stock options).

     Executives are also able to defer all or part of annual cash bonuses under a deferred compensation plan in the form of Company stock. Further, to link executive interests with those of stockholders, executives are required to adhere to certain Equity Ownership Guidelines that require specific levels of ownership of Company common stock. Although the long-term incentive plan also permits the award of stock appreciation rights, stock awards (including Restricted Stock) and performance units, no such awards have been made under the program.

     During fiscal 2000, base salary levels and bonus payouts for executives were established based upon performance for the past year against specific Company financial objectives and individual goals, market data for similar jobs and expected future contribution to the Company. The compensation for Messrs. MacDonald and McDonnell is guided by the terms of their employment agreements.

     Annual stock option awards are primarily determined by the Company's total shareholder return ("TSR") compared to the TSR for similar companies. The tables above report annual awards based upon TSR performance for fiscal 1999 and cost-per-account performance for fiscal 1998 and fiscal 1999.

     SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), LIMITS THE COMPANY'S DEDUCTION FOR COMPENSATION PAID TO THE EXECUTIVE OFFICERS NAMED IN THE SUMMARY COMPENSATION TABLE TO $1 MILLION UNLESS CERTAIN REQUIREMENTS ARE MET. THE POLICY OF THE COMPENSATION COMMITTEE WITH RESPECT TO
SECTION 162(m) IS TO ESTABLISH AND MAINTAIN A COMPENSATION PROGRAM THAT WILL OPTIMIZE THE DEDUCTIBILITY OF COMPENSATION. HOWEVER, THE COMMITTEE MUST EXERCISE ITS RIGHT TO USE JUDGMENT WHERE MERITED BY THE NEED TO RESPOND TO CHANGING BUSINESS CONDITIONS OR BY AN EXECUTIVE OFFICER'S INDIVIDUAL PERFORMANCE, TO AUTHORIZE COMPENSATION WHICH MAY NOT, IN A SPECIFIC CASE, BE FULLY DEDUCTIBLE BY THE COMPANY. FOR FISCAL YEAR 2000 THE ONLY EXECUTIVE OFFICER TO EXCEED $1 MILLION IN COMPENSATION WAS MR. RICKETTS. THE COMMITTEE HAS REVIEWED THIS ARRANGEMENT AND THE RELATED SECTION 162(m) ISSUES AND GIVEN ITS APPROVAL.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Ricketts' compensation is generally set pursuant to the terms of his employment agreement, which was entered into before the Company conducted its initial public offering. Mr. Ricketts' base salary in fiscal 2000 was increased based upon a review of compensation information for similarly situated executives in companies of comparable size. The bonus paid to Mr. Ricketts for fiscal 2000 was based upon the overall performance of the Company executive team.

     In establishing Mr. Ricketts' compensation, the Compensation Committee utilized the services of independent compensation consultants who prepared and presented to the Committee a study of compensation information and strategies for comparable companies.

                                          David W. Garrison
                                          Mark L. Mitchell
                                          John W. Ward

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2000, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

COMPANY PERFORMANCE

     The company performance information is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act") and the company performance information shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

     The following graph and table set forth certain information comparing the cumulative total return from a $100 investment in the Company and the stocks making up an industry peer group and a broad-based stock index on March 4, 1997 (the date the Company's stock commenced public trading) through the end of the Company's most recent fiscal year.

                              [PERFORMANCE GRAPH]

                                                                       PERIOD ENDING
                                                  --------------------------------------------------------
                    INDEX                         03/04/97    09/30/97    09/30/98    09/30/99    09/30/00
                    -----                         --------    --------    --------    --------    --------
Ameritrade Holding Corporation................     100.00      126.92      184.62     1,130.77    1,092.31
S&P 500.......................................     100.00      121.03      131.99       168.64      191.05
New Peer Group................................     100.00      155.41      152.93       418.56      584.01
Old Peer Group................................     100.00      151.57      147.50       295.56      439.29

The Company has changed Peer Groups to include only firms whose primary business is online brokerage. The new peer group is also used by the Company's Compensation Committee to set and evaluate salary structures.

     The New Peer Group is comprised of the following companies:
          The Charles Schwab Corporation
        E*TRADE Group, Inc.
        DLJdirect Inc.
        TD Waterhouse Group, Inc.

     All companies in the peer group are publicly traded firms engaged in the securities brokerage business.

     The Old Peer Group was comprised of the following companies:
          E*TRADE Group, Inc.
        The Charles Schwab Corporation
        DLJdirect Inc.
        Everen Capital Corp.
        Paine Webber Group Inc.
        A.G.Edwards
        Raymond James Financial Inc.
        TD Waterhouse Group, Inc.

RELATED PARTY TRANSACTIONS

     J. Joe Ricketts, the Company's Founder, Chairman and Chief Executive Officer and Gene L. Finn, a Director of the Company, are on the Board of Directors of Knight Trading Group, Inc. ("Knight"). The Company executes a portion of its securities transactions through subsidiaries of Knight. Revenues related to such transactions totaled $26.7 million in fiscal 2000.

     Messrs. Mitchell and Slezak, each of whom is a Director of the Company, maintain reportable margin accounts with Advanced Clearing, Inc., a Company subsidiary, through which such individuals borrowed money from Advanced Clearing during fiscal 2000 in connection with their investment activities. The loans to these individuals were made in the ordinary course of Advanced Clearing's business on terms no more favorable than those available on comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                                   PROPOSAL 2

                     RATIFICATION OF APPOINTMENT OF AUDITOR

     Deloitte & Touche LLP, who has been auditor for the Company since 1975, has been appointed by the Board of Directors as auditor for the Company and its subsidiaries for the fiscal year ending September 28, 2001. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote there at. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. This proxy is being solicited with respect to the ratification of the appointment of auditor only from the Class A Stockholders. Proxies submitted pursuant to this solicitation will be voted for the ratification of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending September 28, 2001, unless specified otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 28, 2001.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

REPORT OF THE AUDIT COMMITTEE

     The following report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

     The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the adopted Audit Committee Charter (attached hereto as Appendix A) through a formal written report dated and executed as of December 7, 2000. The report will be submitted to the Board of Directors of the Company at the February 21, 2001 Board meeting. A copy of that report is set forth below.

December 7, 2000

The Board of Directors
Ameritrade Holding Corporation

Fellow directors:

The Audit Committee conducted its oversight activities for Ameritrade Holding Corporation and subsidiaries ("Ameritrade") in accordance with the duties and responsibilities outlined in the Audit Committee charter.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of Ameritrade Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Ameritrade's systems of internal control for the fiscal year ended September 29, 2000.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 29, 2000:

- Reviewed and discussed the audited financial statements with management.

- Discussed with the external auditors the matters requiring discussion by SAS
  61.

- Received written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors their independence.

Based on the above, the Audit Committee recommends the audited financial statements for the fiscal year ended September 29, 2000 be included in Ameritrade's Annual Report on Form 10-K.

Respectfully submitted,

Ameritrade Holding Corporation Audit Committee

Charles L. Marinaccio, Chairman
Gene L. Finn
Thomas Y. Hartley
Robert T. Slezak

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Pursuant to the Company's Bylaws, stockholder proposals submitted for presentation at the Annual Meeting should have been received by the Secretary of the Company at its home office no later than September 9, 2000. Pursuant to the Company's Bylaws, nominations for Directors should have been submitted by stockholders in writing to the Secretary of the Company by September 9, 2000. Only stockholders of record are entitled to bring business before the Annual Meeting or make nominations for Directors.

     In order to be included in the Company's Proxy Statement relating to its next annual meeting, stockholder proposals must be submitted by September 17, 2001 to the Secretary of the Company at its home office. Such proposals must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business,
(iii) the class and number of shares of the Company's Common Stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the Board of Directors to vote on any other matter proposed by shareholders in accordance with their best judgment if the Company did not receive written notice of the matter on or before September 9, 2000.

     The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by Directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. In addition to solicitation by mail, the Company has made these materials available via the Internet at www.amtd.com. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company's Class A Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

     The Company's Form 10-K (without exhibits), which includes the information required to be contained in the Company's Annual Report to stockholders, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Form 10-K is not to be considered part of this proxy solicitation material. In addition, any stockholder who wishes to receive a copy of any exhibit to the Company's Form 10-K may request a copy of such exhibit by writing to the Company. Requests should be directed to Todd M. Ricketts, Corporate Secretary, at the Company's principal executive office. The Company may, in the discretion of management, require payment by the requesting stockholder of the Company's reasonable expenses in furnishing such exhibit.

                                          By Order of the Board of Directors

                                          /s/ Todd M. Ricketts

                                          Todd M. Ricketts, Secretary

Omaha, Nebraska
January 15, 2001

APPENDIX A: AUDIT COMMITTEE CHARTER

                         AMERITRADE HOLDING CORPORATION
                            AUDIT COMMITTEE CHARTER
                               FEBRUARY 23, 2000

                                  INTRODUCTION

Primary responsibility for Ameritrade Holding Corporation ("Ameritrade") financial reporting lies with senior management, with oversight of the Board of Directors. To help the Board of Directors carryout this oversight responsibility, an Audit Committee consisting of independent directors has been established. The Committee is comprised entirely of outside directors (currently three) who are independent of management; who have broker/dealer or related financial or management expertise; who are not large customers, and who have access to independent outside legal counsel (if requested). The Audit Committee has oversight responsibility of the Audit Department and, in such capacity, the Chairman of the Audit Committee (who is appointed by the Chairman) will maintain direct access and communications with the Vice President of Corporate Auditing.

The Ameritrade Audit Committee duties and responsibilities are presented as they pertain to the following:

1. Oversee the Corporation's (Ameritrade Holding Corporation) internal accounting & operational controls, including assessment of strategic, financial, operational, and compliance risk management, as well as financial and regulatory reporting.

2. Ratify the selection of the Independent Public Accountants and Vice President of Corporate Auditing, and assess their performance on an ongoing basis.

3. Review the financial statements and audit findings and take actions considered appropriate by the Committee and the Board.

4. Perform other oversight functions as requested by the full Board of Directors.

5. Report activities performed to the full Board of Directors.

                                RESPONSIBILITIES

     1. OVERSEE THE CORPORATION'S INTERNAL ACCOUNTING & OPERATIONAL CONTROLS, INCLUDING ASSESSMENT OF STRATEGIC, FINANCIAL, OPERATIONAL, AND COMPLIANCE RISK MANAGEMENT, AS WELL AS FINANCIAL AND REGULATORY REPORTING.

     A. The Committee will meet on a regular basis (quarterly) and special meetings will be called, as circumstances require. The Committee will meet privately with the Vice President of Corporate Auditing and the Independent Public Accountants (IPAs) to review their findings and management's action plans to ensure internal control recommendations made by internal and external auditors have been appropriately implemented by management.

     B. The Committee will ensure management is setting the appropriate tone at the top by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities.

     C. The Committee will review the assessment of risks as described in the Audit Risk Model and supporting Annual Audit Plan.

     D. The Committee will review with Vice President of Corporate Auditing and the IPAs their integrated Annual Audit Plan, including the degree of coordination and integration between the respective parties. The Committee will inquire as to the extent to which the planned audit scope can be relied upon to detect fraud, non-compliance with State and Federal laws and regulations, non-compliance with SEC and NASD guidelines, or weaknesses in internal accounting and operational controls.

     E. The Committee will discuss with the Vice President of Corporate Auditing and the IPAs what steps are planned for providing an assessment of strategic, financial, operational, and compliance risk management, as well as financial and regulatory reporting.

     F. The Committee will discuss with the Vice President of Corporate Auditing and the IPAs what steps are planned for a review of the Corporation's Information Technology (IT) procedures and controls, including computer systems and applications, the security of such systems and applications, the contingency plan for processing data in the event of a systems breakdown, as well as to the specific programs to protect against computer fraud or misuse from both within and outside the Corporation.

     G. The Committee will discuss with the Vice President of Corporate Auditing and the IPAs what steps are planned for review of in-house policies and procedures, and compliance with such policies and procedures, for compliance with regulatory capital requirements and related dividend restrictions, for compliance with the Conflict of Interest and Code of Conduct policies, for compliance with officer travel and entertainment policies, and for compliance with Insider Trading policies by Directors, Stockholders, and Officers. The Committee will inquire as to the result of these reviews, and, if appropriate, review a summarization of the exceptions identified for the period under review.

     H. The Committee will instruct the Vice President of Corporate Auditing and the IPAs that the Committee expects to be advised if there are any areas that require special attention or occurrences of fraud, illegal acts, deficiencies in internal control, or irregularities.

     I. The Committee will instruct the Vice President of Corporate Auditing and the IPAs to advise the Committee when the Corporation seeks a second opinion on a significant accounting issue.

     J. The Committee will instruct the Vice President of Corporate Auditing and the IPAs to advise the Committee when the IPAs are hired to perform Management Consulting Services, and to report the nature and timing of such work.

     K. The Committee will meet with in-house General Counsel to discuss the Corporation's risk management policies, procedures and insurance coverage, including Director and Officer Liability, property and casualty loss, errors and omissions, and surety bonds.

     2. SELECT THE INDEPENDENT PUBLIC ACCOUNTANTS AND VICE PRESIDENT OF CORPORATE AUDITING, AND ASSESS THEIR PERFORMANCE ON AN ONGOING BASIS.

     A. The Committee will approve the selection of and the fees paid to the Independent Public Accountants (IPAs) for Ameritrade. The Committee will obtain opinions on the performance of the public accounting firm from appropriate management representatives and the Vice President of Corporate Auditing. Based upon the evaluation of the IPA's performance, recommend that the Board replace the IPA.

     B. The Committee will ensure the IPAs understand their direct accountability to the Board of Directors and the Committee.

     C. The Committee will inquire as to the extent to which IPAs other than the principal auditors are to be used and understand the rationale for using them. The Committee will request that their work be coordinated and that the Vice President of Corporate Auditing performs an appropriate review of their work.

     D. The Committee will ensure that the IPAs submits a formal written statement delineating all relationships with the Corporation. The Committee will be responsible for reviewing any disclosed relationships that may impact the objectivity and independence of the IPAs. The Committee will be responsible for recommending to the Board of Directors that appropriate action be taken in response to the outside auditor's report to satisfy itself of the IPAs independence.

     E. The Committee will also review management's evaluation of the factors related to the independence of the IPAs and review management's plans for engaging the IPAs to perform management advisory services during the year, if any.

     F. The Committee will review the appointment and dismissal of the Vice President of Corporate Auditing. The Committee will annually review and approve the performance evaluation of the Vice President of Corporate Auditing after consulting with the Chairman, Chief Executive Officer and the Executive Management Committee.

     3. REVIEW THE FINANCIAL STATEMENTS AND AUDIT FINDINGS, AND TAKE ACTIONS CONSIDERED APPROPRIATE BY THE COMMITTEE AND THE BOARD.

     A. The Committee will obtain from management explanations for all significant variances in the financial statements between years. The Committee will consider whether the data is consistent with the Management's Discussion and Analysis (MD&A) section of the annual report.

     B. The Committee will exercise oversight of the quarterly reporting process prior to the release of quarterly earnings.

     C. The Committee will inquire from management and the IPAs as to and request an explanation of any changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission, NASD or other governing bodies that have an effect on or oversight over the financial statements of Ameritrade.

     D. The Committee will inquire about the existence and substance of any significant accounting accruals, reserves, or estimates made by management that had a material impact on the financial statements. The Committee will inquire of management and the IPAs if there were any significant financial reporting issues discussed during the accounting period reported and, if so, how they were resolved.

     E. The Committee will meet regularly with the Corporation's in-house legal counsel, and outside counsel, when appropriate, to discuss legal matters that may have a significant impact on the financial statements and on risk management.

     F. The Committee will review the significant reports to management prepared by the internal auditing department and management's responses.

     G. The Committee will meet privately with the IPAs to request their opinion of various matters, including the quality of financial and accounting personnel and the internal audit staff.

     H. The Committee will determine what the IPAs greatest concerns were and if any matters should be discussed with the Committee that have not been raised or covered elsewhere.

     I. The Committee will review the letter(s) of management representations given to the IPAs and inquire whether the IPAs encountered any difficulties in obtaining the letter(s) or any specific representations therein.

     J. The Committee will discuss with management and the IPAs the substance of any significant issues raised by in-house and outside counsel concerning litigation, contingencies, claims, or assessments. The Committee will understand how such matters are reflected in the Corporation's financial statements.

     K. The Committee will determine the open years on federal income tax returns and whether there are any significant items that have been or might be challenged by the IRS or State(s), and inquire as to the status of the related tax reserves.

     L. The Committee will review with management the Form 10K and the MD&A section of the annual report and ask the extent to which the IPAs reviewed each. The Committee will inquire of the IPAs if the other sections of the annual report to stockholders and Form 10K are consistent with the information reflected in the financial statements.

     M. The Committee and the Board of Directors will consider whether the IPAs should meet with the full Board to discuss any matters relative to the financial statements and to answer any questions that other directors might have.

     N. The Committee will instruct the IPAs to communicate any other known matters that require the attention of the Committee or the full Board of Directors.

     4. PERFORM OTHER OVERSIGHT FUNCTIONS AS REQUESTED BY THE FULL BOARD OF DIRECTORS.

     A. The Committee will, if necessary institute special investigations and, if appropriate, hire special counsel or experts to assist.

     B. The Committee will review and update the charter and receive approval of changes from the full Board of Directors.

     C. The Committee will recommend to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report and Form 10-K for the last fiscal year for filing with the Commission.

     D. The Committee will review the report required by the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

     5. REPORT ACTIVITIES PERFORMED TO THE FULL BOARD OF DIRECTORS.

     A. The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis.

     B. The Chairman of the Audit Committee will describe the Committee's significant activities during the year in a letter to the Board of Directors.

     C. The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

                           REVOCABLE PROXY OF HOLDERS
                                OF CLASS A STOCK

                         AMERITRADE HOLDING CORPORATION

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HE HELD ON FEBRUARY 21, 2001 AND AT ANY ADJOURNMENT THEREOF.

     The undersigned hereby authorizes the Board of Directors of Ameritrade Holding Corporation (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Joslyn Art Museum, on Wednesday, February 21, 2001, at 9 a.m., Central Standard Time and at any adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 21, 2001 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.



[LOGO] AMERITRADE
       HOLDING CORPORATION








TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                                       KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 DETACH AND RETURN THIS PORTION ONLY
                         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERITRADE HOLDING CORPORATION

1.  ELECTION OF CLASS A DIRECTORS             FOR WITHHOLD  FOR ALL             To withhold authority to vote, mark "For All Except"
                                             ALL     ALL     EXCEPT             and write the nominee's number an the line below.

    Nominees: 01) Charles L. Marinaccio      [ ]     [ ]       [ ]
              02) Thomas Y. Hartley
              03) Mark L. Mitchell
              04) David W. Garrison

     VOTE ON PROPOSAL

2.  AUDITORS. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the
    fiscal year ending September 28, 2001.                                                                    [ ]    [ ]     [ ]

3.  To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof.
    Management is not aware of any other matters which should come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR CLASS A DIRECTORS, FOR THE RATIFICATION OF THE
APPOINTMENT OF AUDITORS.

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.




-----------------------------------------------------                    --------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]        Date                           SIGNATURE (Joint Owners)        Date
